Escalade Reports Fourth Quarter and Full Year 2017 Results

Fourth-Quarter Highlights

- Revenue up 4.3% on net sales of $48.7 million

- Gross margin increase of 280 bps to 24.7%

- Operating income up 36.4%

- Diluted EPS up 114.6% to $0.52 per share

- Increased quarterly dividend 8.7% to $0.125 per share

EVANSVILLE, Ind., Feb. 27, 2018 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) - "We finished 2017 with a solid fourth quarter. With revenue up 4%, gross margins improved by 280 bps, and operating income increased by 36%," stated Dave Fetherman, President and Chief Executive Officer of Escalade, Inc. "I could not be more proud of the Escalade team, as we have shown the ability to stay ahead of the changing retail market, with the evolution from brick and mortar to ecommerce. Our focus on operational and sales initiatives will put us in position for continued growth in the future. The increased dividend demonstrates the strength of our balance sheet and the confidence we have in the future of the company."

Fourth Quarter Results

Net sales for the fourth quarter of 2017 were $48.7 million compared to net sales of $46.7 million for the same quarter in 2016, an increase of $2.0 million or 4.3%.

Gross margin ratio for the fourth quarter of 2017 increased to 24.7%, compared to 21.9% for the same period in the prior year.

Selling, general and administrative expenses (SG&A) were $6.5 million for the quarter compared to $6.1 million for the same period in the prior year, an increase of $0.4 million or 6.5%. SG&A, as a percent of sales, for the fourth quarter of 2017 increased to 13.3% from 13.1% reported for the same period prior year.

Operating income for the fourth quarter of 2017 was $5.1 million compared to operating income of $3.8 million for the same period in the prior year, an increase of $1.4 million or 36.4%.

Other income for the fourth quarter of 2017 was relatively flat year over year.

Net income for the fourth quarter of 2017 was $7.5 million, or $0.52 diluted earnings per share compared to net income of $3.5 million, or $0.24 diluted earnings per share for the same quarter in 2016.

Full Year Results

Full year net sales for 2017 were $177.3 million compared to $171.7 million in 2016, an increase of $5.7 million.

Gross margin ratio for full year 2017 decreased slightly from 25.8% to 25.2%.

SG&A for full year 2017 were $28.5 million compared to $27.4 million in 2016, an increase of $1.1 million, or 4.4%. As a percent of sales, SG&A increased to 16.1% from 15.9% in 2016. In 2016, SG&A was favorably impacted by the recognition of a gain of approximately $1.9 million on the sale of our Wabash, IN land and building. One-time expenses of $0.4 million unfavorably impacted SG&A during 2016. As a result of the property sale and one-time expenses, SG&A was reduced by $1.5 million in 2016.

Operating income for full year 2017 was flat compared to the prior year at $14.6 million. Excluding the property sale and one-time expenses, operating income for 2016 would have been $13.1 million.

Other income for full year 2017 was $1.7 million compared to $1.8 million in 2016.

Full year net income for 2017 was $14.1 million, or $0.98 diluted earnings per share compared to net income of $11.5 million, or $0.80 diluted earnings per share for 2016. Net income for 2017 was favorably impacted by approximately $3.0 million of income tax benefit resulting from the Tax Cuts and Jobs Act of 2017 signed into law during the year.

The Company announced a quarterly dividend of $0.125 per share would be paid to all shareholders of record on March 12, 2018 and disbursed on March 19, 2018.

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-4449.

ABOUT ESCALADE SPORTS

Headquartered in Evansville, IN, Escalade Sports is a global manufacturer and distributor of sports and outdoor recreational equipment. Leaders in their respective categories, Escalade Sports' brands include Bear® Archery and Trophy Ridge® archery accessories; STIGA® and Ping-Pong® table tennis, Accudart® and Unicorn® darting, Onix® pickleball equipment; Triumph SportsTM indoor and outdoor games, GoalrillaTM and Goalsetter® residential in-ground basketball systems, Goaliath® and Silverback® residential in-ground and portable basketball goals; the STEP® fitness products, Lifeline personal fitness, Woodplay® premium playsets, and Cue&Case® specialty billiard accessories. Escalade Sports' products are available at sporting goods dealers and independent retailers nationwide. For more information on Escalade Sports, its brands, instruction manuals, retailers, warranty, replacement parts or customer service, please call 1-888-784-4288 or visit www.escaladesports.com.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products, the continuation and development of key customer, supplier, licensing and other business relationships, the ability to successfully negotiate the shifting retail environment and changes in consumer buying habits, the financial health of our customers, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing, the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology, risks related to data security of privacy breaches, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries Consolidated Condensed Statements of Operations (Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Twelve Months Ended
All Amounts in Thousands Except Per Share Data	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016

Net sales	$48,685	$46,663	$177,333	$171,662

Costs and Expenses
Cost of products sold	36,679	36,427	132,606	127,395
Selling, administrative and general expenses	6,495	6,101	28,548	27,357
Amortization	367	364	1,579	2,327

Operating Income	5,144	3,771	14,600	14,583

Other Income (Expense)
Interest expense	(203)	(203)	(804)	(834)
Equity in earnings of affiliates	995	923	1,634	1,672
Gain on bargain purchase	--	--	256	--
Other income (expense)	(120)	(47)	(169)	121

Income Before Income Taxes	5,816	4,444	15,517	15,542

Provision (Benefit) for Income Taxes	(1,643)	981	1,456	4,049

Net Income	$ 7,459	$ 3,463	$ 14,061	$ 11,493

Earnings Per Share Data:
Basic earnings per share	$ 0.52	$ 0.24	$ 0.98	$ 0.81
Diluted earnings per share	$ 0.52	$ 0.24	$ 0.98	$ 0.80

Dividends declared	$ 0.115	$ 0.11	$ 0.46	$ 0.44

Consolidated Condensed Balance Sheets (Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	December 30, 2017	December 31, 2016

ASSETS
Current Assets:
Cash and cash equivalents	$ 1,572	$ 1,013
Receivables, less allowances of $623 and $910	39,350	35,894
Inventories	35,160	33,802
Prepaid expenses	3,414	2,798
Deferred income tax benefit	--	1,283
Prepaid income tax	764	833
TOTAL CURRENT ASSETS	80,260	75,623

Property, plant and equipment, net	14,286	13,714
Intangible assets	19,691	20,857
Goodwill	21,548	21,456
Investments	20,278	19,030
Other assets	42	81
TOTAL ASSETS	$156,105	$150,761

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 1,250	$ 1,250
Trade accounts payable	4,295	4,376
Accrued liabilities	13,997	12,792
TOTAL CURRENT LIABILITIES	19,542	18,418

Long-term debt	21,871	24,189
Deferred income tax liability	2,469	6,441
Other liabilities	553	--
TOTAL LIABILITIES	44,435	49,048

Commitments and contingencies	--	--

Stockholders' equity:
Preferred stock
Authorized: 1,000,000 shares, no par value, none issued
Common stock
Authorized: 30,000,000 shares, no par value
Issued and outstanding: 2017 —14,371,586 shares, 2016 —14,304,959 shares	14,372	14,305
Retained earnings	99,908	91,688
Accumulated other comprehensive loss	(2,610)	(4,280)
TOTAL STOCKHOLDERS' EQUITY	111,670	101,713
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$156,105	$150,761